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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

To The Board of Directors of
Venator Group, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-58549) on Form S-3 and (No. 333-42027) on Form S-8 of Claire's Stores, Inc. of our report dated October 25, 1999 with respect to the combined balance sheets of Afterthoughts (Divisions of Wholly Owned Subsidiaries of Venator Group, Inc.) as of January 30, 1999 and January 31, 1998 and the related combined statements of operations and cash flows for each of the years in the three-year period ended January 30, 1999, which report appears in the Form 8-K/A (Amendment No. 1) of Claire's Stores, Inc. dated December 1, 1999.


/s/ KPMG LLP


New York, New York
February 14, 2000